Exhibit (h)(3)(iii)

February 28, 2017

Natixis Funds Trust IV

399 Boylston Street

Boston, MA 02116

Re:	Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

NGAM Advisors, L.P. (“NGAM Advisors”) notifies you that it will waive its management fee and, to the extent necessary, reimburse certain expenses of the Funds listed below through May 31, 2018 in order to limit each Fund’s total annual fund operating expenses, exclusive of brokerage expenses, interest expense, taxes, and organizational and extraordinary expenses, such as litigation and indemnification expenses, to the following annual rates:

Name of Fund	Expense Cap
February 28, 2017 through May 31, 2018:

Natixis Sustainable Future 2015 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2020 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2025 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2030 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2035 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2040 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2045 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2050 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2055 Fund	0.65% for Class N shares
0.70% for Class Y shares

Natixis Sustainable Future 2060 Fund	0.65% for Class N shares
0.70% for Class Y shares

With respect to each Fund, subject to applicable legal requirements, NGAM Advisors shall be permitted to recover, management fees waived and/or expenses reimbursed subsequent to the effective date of this undertaking in later periods to the extent that the class’ total annual fund operating expenses fall below the annual rates set forth above; provided, however, that a Fund is not obligated to repay any such waived/reimbursed fees and expenses more than one year after the end of the fiscal year in which the fee/expense was waived/reimbursed.

During the period covered by this undertaking, the expense cap arrangement set forth above for the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trust affected.

For purposes of determining any such waiver or expense reimbursement, expenses shall not reflect the application of balance credits made available by the Funds’ custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds agree to bear some portion of the Funds’ expenses.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

NGAM Advisors, L.P.

By NGAM Distribution Corporation,
its general partner

By:	/s/ Russell Kane
Name:	Russell Kane

Title:	Executive Vice President, General
Counsel, Secretary and Clerk

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